FOR IMMEDIATE RELEASE

Contact:

Richard N. Small

Senior Vice President, Chief Financial Officer

617-933-2130

Investor Relations:

Ritu Baral

The Trout Group

212-477-9007 ext. 25

POINT THERAPEUTICS REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

BOSTON, MA. August 7, 2003 – Point Therapeutics, Inc. (OTC BB: POTP) today reported financial results for the fiscal quarter ending June 30, 2003. Point reported a net loss of $1,636,000, or $0.18 per share, in the second quarter of 2003, compared with a net loss of $1,662,000, or $0.18 per share, in the second quarter of 2002.

Point Therapeutics reached several important milestones in the development of lead compound PT-100 this quarter. The Company:

•	initiated a combination trial of PT-100 with Rituxan® in non-Hodgkin’s lymphoma and chronic lymphocytic leukemia

•	reported interim results in a chemotherapy-induced neutropenia clinical trial

•	published a First Edition paper in the journal Blood which documented the in vivo hematopoietic activity of PT-100 in preclinical trials

•	presented an abstract at the 2003 annual ASCO meeting demonstrating the immunostimulatory effects and tumor growth suppression of PT-100 in mice.

“We have made substantial progress during the quarter. We are very excited to have initiated the PT-100/Rituxan® clinical program and believe that because of its novel mechanism of action PT-100 has the potential to treat a variety of cancers and hematopoietic disorders” said Don Kiepert, President and CEO of Point Therapeutics.

Research and development expenses decreased to $1,142,000 in the second quarter of 2003, from $1,224,000 in the second quarter of 2002, primarily due to external costs incurred in the second quarter of 2002 for Point’s preclinical programs offset in part by increased clinical costs incurred during the second quarter of 2003. General and administrative expenses of $511,000 in the second quarter of 2003 were slightly higher from the second quarter of 2002 expenses of $503,000.

Point reported a net loss of $3,498,000, or $0.38 per share, for the first six months of 2003, compared with a net loss of $3,251,000, or $0.38 per share, for the first six months of 2002. During the first six months of 2003, Point recorded license revenue in the amount of $96,000 for royalties payable to Point as successor to HMSR following the merger with HMSR in March 2002. Research and development expenses increased to $2,629,000 for the first six months of 2003, from $2,148,000 for the first six months of 2002 primarily due to increased internal and external costs incurred related to Point’s current clinical program offset somewhat by external preclinical program costs incurred during the first six months of 2002. General and administrative expenses decreased to $1,007,000 for the first six months of 2003, from $1,198,000 for the first six months of 2002 due to the costs incurred with the merger with HMSR Inc. which occurred in the first quarter of 2002.

Point’s cash and investment balance as of June 30, 2003 was $7,818,000. Interest income was $17,000 in the second quarter of 2003 compared to $65,000 in the second quarter of 2002. Interest income was $42,000 for the first six months of 2003 compared to $95,000 for the first six months of 2002.The decrease in interest income was principally due to lower interest rates and a lower average cash balance in 2003 compared to the same period in 2002.

ABOUT POINT THERAPEUTICS, INC.:

Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors and certain hematopoietic disorders. Point’s lead product candidate, PT-100, has the potential to inhibit the growth of certain cancerous tumors. Point is currently testing PT-100 in combination with Rituxan® for safety and efficacy in a Phase 1/2 human clinical study in patients with hematologic malignancies, such as non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. Point is also developing PT-100 as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments. Point is currently evaluating PT-100 in a human clinical study in which cancer patients undergoing chemotherapy are treated with PT-100 for neutropenia.

Certain statements contained herein are not strictly historical and are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as “believe,” “expect,” “may,” “will,” “should,” “seeks,” “plans,” “schedule to,” “anticipates” or “intends” or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of the Company to (i) successfully develop products, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.

POINT THERAPEUTICS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

					Period from September 3, 1996 (date of inception) through June 30, 2003
	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
REVENUES
License revenue	$—	$—	$96,150	$—	$5,096,150
Sponsored research revenue	—	—	—	—	2,400,000

Total revenues	—	—	96,150	—	7,496,150

OPERATING EXPENSES
Research and development	1,142,267	1,224,173	2,628,840	2,147,844	19,992,150
General and administrative	511,217	502,811	1,007,331	1,197,884	8,678,139

Total operating expenses	1,653,484	1,726,984	3,636,171	3,345,728	28,670,289

Net loss from operations	(1,653,484)	(1,726,984)	(3,540,021)	(3,345,728)	(21,174,139)

Interest income	17,373	64,691	42,309	94,514	949,489
Interest expense	—	—	—	—	(82,652)

Net loss	$(1,636,111)	$(1,662,293)	$(3,497,712)	$(3,251,214)	$(20,307,302)

Basic and diluted net loss per common share	$(0.18)	$(0.18)	$(0.38)	$(0.38)

Basis and diluted weighted average common shares outstanding	9,275,755	9,275,755	9,275,755	8,513,816

POINT THERAPEUTICS, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2003	December 31, 2002
ASSETS
Cash, cash equivalents and marketable securities	$7,817,600	$12,005,495
Property and equipment, net	238,712	273,385
Other assets	523,832	273,694

Total assets	$8,580,144	$12,552,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$903,478	$1,400,303
Other liabilities	52,367	57,055
Total stockholders’ equity	7,624,299	11,095,216

Total liabilities and stockholders’ equity	$8,580,144	$12,552,574

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